Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P. & Chief Financial Officer
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6736	303/293-5563

FOR IMMEDIATE RELEASE:

Centennial Bank Holdings, Inc. Announces First Quarter 2008 Earnings

Denver, Colorado (April 18, 2008) – Centennial Bank Holdings (Nasdaq: CBHI) today reported first quarter 2008 net income of $3.2 million, or 6 cents per basic and diluted share, compared to first quarter 2007 net income of $5.4 million, or 10 cents per basic and diluted share.  Excluding after-tax intangible asset amortization of $1.2 million, first quarter 2008 cash net income was $4.4 million, or 9 cents per basic and diluted share, compared to first quarter 2007 cash net income of $6.8 million, or 12 cents per basic and diluted share.  First quarter 2008 net income is down compared to the first quarter 2007 net income primarily due to a decrease in net interest income as a result of lower rates and volumes. This decrease was partially offset by lower noninterest expense and tax expense.

Dan Quinn, Centennial Bank Holdings President and CEO, stated, “While the operating environment for banks remains challenging, we are pleased with the progress of our strategic repositioning.  Our decision in 2006 to significantly reduce our exposure to residential real estate development coupled with our continued aggressive credit management have served us well.  Total nonperforming assets are down 32% as compared to March 31, 2007, and are relatively flat with the prior quarter.  Net chargeoffs for the quarter were $538,000, the lowest level since the first quarter of 2006.  Going forward, we will continue to execute on our strategy while looking to capitalize on opportunities that may present themselves.”

Key Financial Measures

	Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Earnings (loss) per share-basic & diluted	$0.06	$(2.68)	$0.10
Cash earnings per share-basic & diluted	$0.09	$0.10	$0.12
Return on average assets	0.55%	(22.09)%	0.82%
Return on tangible average assets (cash)	0.85%	0.98%	1.22%
Net Interest Margin	4.42%	4.75%	5.16%

Net Interest Income and Margin

	Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
	(Dollars in thousands)
Net interest income	$21,650	$24,184	$26,843
Interest rate spread	3.58%	3.77%	4.16%
Net interest margin	4.42%	4.75%	5.16%
Net interest margin, fully tax equivalent	4.53%	4.88%	5.55%

First quarter 2008 net interest income of $21.7 million decreased by $2.5 million, or 10.5%, from the fourth quarter 2007 and $5.2 million, or 19.3%, from the first quarter 2007.  The Company’s net interest margin of 4.42% for the first quarter 2008 reflected a decline of 33 basis points from the fourth quarter 2007 and a decline of 74 basis points from the first quarter 2007. These declines in net interest margin are mostly attributable to rate cuts by Federal Open Market Committee of the Federal Reserve Board during the first quarter of 2008.

Interest income decreased by $9.0 million, or 21.1%, from the first quarter 2007. This decrease consisted of a $6.0 million rate variance due to lower rates, primarily on loans, with the remainder of the decrease due to a decline in earnings assets. Approximately 69% of the Company’s outstanding loan balances are variable rate loans and are generally tied to indexes such as prime, LIBOR or federal funds. The prime rate has decreased by 300 basis points from March 2007 to March 2008. As a result of the decline in rates, the average yield on loans for the Company decreased by 138 basis points from 8.44% for the quarter ended March 31, 2007 to 7.06% for the same period in 2008. The $5.1 million decrease in interest income from the fourth quarter 2007 is also mostly attributable to rate decreases.

Interest expense decreased by $3.8 million, or 24.3%, from the first quarter 2007. The decrease in interest expense from the first quarter 2007 was primarily the result of a $2.2 million rate variance and a $1.6 million volume variance.  The overall cost of funds declined by 74 basis points from the first quarter 2007 to the first quarter 2008. Average total interest bearing deposits declined by $170.7 million from the first quarter 2007 to the first quarter 2008, with $102.9 million of the decrease in balances attributable to time deposits. This decline in time deposits is mostly due to a strategic decision to continue to reduce the balances of non-core time-deposits to mitigate the impact of margin compression. The $2.6 million decrease in interest expense from the fourth quarter 2007 was caused primarily by lower interest-bearing deposits and liabilities. Additionally, there was a 55 basis point decline in the cost of funds from the fourth quarter 2007.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended
	March 31, 2008	March 31, 2007
	(In thousands)
Noninterest income:
Customer service and other fees	$2,276	$2,443
Gain on sale of securities	138	—
Other	101	124
Total noninterest income	$2,515	$2,567

Noninterest income for first quarter 2008 decreased by $0.1 million from the first quarter 2007, remaining relatively flat overall.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated.

	Quarter Ended
	March 31, 2008	March 31, 2007
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$9,720	$10,974
Occupancy expense	2,001	2,121
Furniture and equipment	1,314	1,240
Amortization of intangible assets	1,877	2,195
Other general and administrative	3,798	4,152
Total noninterest expense	$18,710	$20,682

Noninterest expense for the first quarter 2008 of $18.7 million decreased by $2.0 million, or 9.5%, from the first quarter 2007. First quarter 2008 salaries and employee benefits decreased by $1.3 million, or 11.4%, from the first quarter 2007. The first quarter 2008 decrease in salaries and employee benefits is mostly due to a 9.9% reduction in full-time equivalent employees, as well as a reduction in incentive expense. First quarter 2008 intangible amortization expense decreased by $0.3 million from the first quarter 2007 due to the use of accelerated amortization methods to amortize the core deposit intangible asset.

Other general and administrative expense decreased by $0.4 million, or 8.5%, in the first quarter 2008 as compared to the first quarter 2007. Overall professional fees decreased by $0.5 million and provision for unfunded commitments declined by $0.3 million in the first quarter 2008 as compared to the same period in 2007. These expense decreases were partially offset by a $0.5 million increase in expenses associated with other real estate, mostly attributable to a write-down of a single property.

Balance Sheet

	March 31, 2008	December 31, 2007	% Change	March 31, 2007	% Change
	(Dollars in thousands, except per share amounts)
Total loans, net of unearned discount	$1,759,297	$1,781,647	(1.3)%	$1,886,613	(6.7)%
Allowance for loan losses	(26,048)	(25,711)	1.3%	(27,492)	(5.3)%
Total assets	2,345,079	2,371,664	(1.1)%	2,693,384	(12.9)%
Average assets, quarter-to-date	2,376,539	2,482,352	(4.3)%	2,687,549	(11.6)%
Total deposits	1,710,082	1,799,507	(5.0)%	1,971,869	(13.3)%
Book value per share	$7.99	$7.96	0.4%	$10.46	(23.6)%
Tangible book value per share	$2.65	$2.57	3.1%	$2.68	(1.2)%

At March 31, 2008, the Company had total assets of $2.3 billion, or $26.6 million less than total assets at December 31, 2007, and $348.3 million less than total assets at March 31, 2007.  The $26.6 million decline in assets from December 31, 2007 is mostly due to $22.4 million decrease in loans, net of unearned discount.  The $348.3 million decrease in assets from March 31, 2007, is partly due to a $150.6 million decrease in intangible assets due to a goodwill impairment charge recorded in the fourth quarter 2007 and the amortization of the core deposit intangible asset. The remainder of the decrease in assets from March 31, 2007, is due to a $127.3 million decline in loans, net of unearned discount. Approximately $48 million of this $127.3 million decline in loans from March 31, 2007 to March 31, 2008 is attributable to the sale of certain impaired and classified loans in October 2007. A significant portion of the remaining decrease in loans is due to the Company’s strategy of reducing its concentration of residential construction and land development loans.  Total residential and commercial construction loans declined by $114.4 million from March 31, 2007.

The following table sets forth the amounts of our loans outstanding at the dates indicated:

	March 31, 2008	December 31, 2007	March 31, 2007
	(In thousands)
Real Estate
Mortgage	$723,246	$713,478	$708,416
Construction	238,926	235,236	353,323
Equity lines of credit	47,659	48,624	54,904
Commercial	657,423	679,717	651,796
Agricultural	35,003	39,506	46,958
Lease financing	472	4,732	6,503
Installment loans to individuals	38,151	40,835	43,891
Overdrafts	2,520	1,329	4,499
SBA and other	19,213	21,592	20,211
Total gross loans	1,762,613	1,785,049	1,890,501
Unearned discount	(3,316)	(3,402)	(3,888)
Loans, net of unearned discount	$1,759,297	$1,781,647	$1,886,613

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	March 31, 2008	December 31, 2007	March 31, 2007
	(In thousands)
Noninterest-bearing demand	$473,247	$515,299	$519,951
Interest-bearing demand	156,416	160,100	165,555
Money market	582,013	572,056	624,366
Savings	71,617	71,944	81,689
Time	426,789	480,108	580,308
Total deposits	$1,710,082	$1,799,507	$1,971,869

Total deposits at March 31, 2008, decreased by $89.4 million and $261.8 million from December 31, 2007 and March 31, 2007, respectively.  Approximately $53.3 million, or 60% of this decline, from December 31, 2007, is from a decrease in time deposits due to a strategic decision to mitigate the impact of margin compression. Most of the remainder of the decline in deposits is attributable to noninterest-bearing demand deposits.  The decline in deposits from March 31, 2007, is mostly due to a $153.5 million decrease in time deposits and a $42.4 million decrease in money market deposits. Non-interest bearing deposits comprise 27.7% of total deposits at March 31, 2008, as compared to 28.6% at December 31, 2007, and 26.4% at March 31, 2007.

Overall borrowings increased by $53.5 million, from December 31, 2007 to March 31, 2008.  This increase is mostly attributable to a decision to further utilize FHLB term advances as an alternative funding source.

Regulatory Capital Measures are Above the Well-Capitalized Minimums

The Company remains more than well-capitalized for regulatory capital purposes at March 31, 2008. In addition to exceeding the requirements to be a well capitalized institution, the regulatory capital ratios improved from the prior quarter as follows:

	Ratio at March 31, 2008	Ratio at December 31, 2007	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio	11.2%	10.9%	8.00%	10.00%
Tier 1 Risk Based Capital Ratio	9.9%	9.6%	4.00%	6.00%
Leverage Ratio	9.2%	8.6%	4.00%	5.00%

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
	(Dollars in thousands)
Nonaccrual loans, not restructured	$20,798	$19,309	$16,831	$35,515	$31,940
Accruing loans past due 90 days or more	1	527	9	122	323

Total nonperforming loans (NPLs)	20,799	19,836	16,840	35,637	32,263
Other real estate owned	1,715	3,517	3,401	1,385	861

Total nonperforming assets (NPAs)	$22,514	$23,353	$20,241	$37,022	$33,124

Allowance for loan losses	$26,048	$25,711	$23,979	$35,594	$27,492

Selected ratios:
NPLs to loans, net of unearned discount	1.18%	1.11%	0.93%	1.88%	1.71%
NPAs to total assets	0.96%	0.98%	0.77%	1.40%	1.23%
Allowance for loan losses to NPAs	115.70%	110.10%	118.47%	96.14%	83.00%
Allowance for loan losses to NPLs	125.24%	129.62%	142.39%	99.88%	85.21%
Allowance for loan losses to loans, net of unearned discount	1.48%	1.44%	1.32%	1.88%	1.46%

Nonperforming assets decreased by $0.8 million, or 3.6%, at March 31, 2008 as compared to December 31, 2007, and decreased by $10.6 million, or 32.0%, as compared to March 31, 2007.  The decrease from March 2007 was mostly due to the sale of certain nonperforming and classified loans on October 31, 2007.

The Company took a first quarter 2008 provision for loan losses of $0.9 million, as compared to $3.0 million in the fourth quarter 2007 and $0.8 million in the first quarter 2007.  Net charge-offs in the first quarter 2008 were $0.6 million in the first quarter 2008, as compared to $1.3 million in the fourth quarter 2007, and $1.3 million in the first quarter 2007.

The allowance for loan losses to total loans outstanding was 1.48% at March 31, 2008, as compared to 1.44% at December 31, 2007 and 1.46% at March 31, 2007.

Stock Repurchase Programs

At March 31, 2008, the Company had 1,349,858 shares remaining under its previously existing stock repurchase programs. The remaining shares may be acquired from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. During the first quarter 2008, the Company did not repurchase any shares under its stock repurchase programs and only repurchased 9,087 shares related to the net settlement of vested, restricted stock awards at a cost of $0.1 million, or an average price of $5.63 per share. As of March 31, 2008, the Company had 52,662,997 shares outstanding, including 1,732,011 shares of unvested stock awards. In addition, the Company had 63,123 of shares to be issued at March 31, 2008 under its deferred compensation plan.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to the income statement, including cash net income, cash earnings per share and return on average tangible assets (cash), which exclude the after-tax impact of intangible asset amortization expense.

This press release also includes non-GAAP financial measures related to tangible assets, including return on average tangible assets (cash) and tangible book value.  These items exclude the average and actual intangible assets, respectively.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles cash net income and return on tangible net assets (cash) to their respective GAAP measure as of the dates indicated:

	Quarter Ended
	March 31, 2008	March 31, 2007
	(In thousands, except share and per share data)
Cash net income
GAAP net income	$3,245	$5,409
Add: Amortization of intangible assets	1,877	2,195
Less: Income tax effect	(713)	(834)
Cash net income	$4,409	$6,770

Weighted average shares – diluted	51,049,525	54,902,229

Earnings per share – diluted	$0.06	$0.10
Add: Amortization of intangible assets (after tax effect)	0.03	0.02
Cash earnings per share	$0.09	$0.12

Return on tangible net assets (cash)
Cash net income	$4,409	$6,770

Average total assets	$2,376,539	$2,687,549
Less average intangible assets	(282,830)	(433,573)
Average tangible assets	$2,093,709	$2,253,976

Return on average assets - GAAP net income divided by total average assets	0.55%	0.82%

Return on average tangible assets (cash) - cash net income divided by average tangible assets	0.85%	1.22%

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share as of the dates indicated:

	March 31, 2008	December 31, 2007	March 31, 2007
	(Dollars in thousands, except share and per share amounts)
Tangible Book Value per Share
Stockholders’ equity	$421,461	$418,654	$581,097
Intangible assets	(281,804)	(283,681)	(432,362)
Tangible equity	$139,657	$134,973	$148,735

Number of shares outstanding and to be issued	52,726,120	52,616,991	55,555,400
Book value per share	$7.99	$7.96	$10.46
Tangible book value per share	$2.65	$2.57	$2.68

About Centennial Bank Holdings, Inc.

Centennial Bank Holdings, Inc. is a bank holding company that operates 36 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Centennial Bank Holdings, Inc. can be found at www.cbhi.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the Company’s business; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CENTENNIAL BANK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(In thousands)
Assets
Cash and due from banks	$51,770	$51,611
Federal funds sold	9,788	745
Cash and cash equivalents	61,558	52,356
Securities available for sale, at fair value	116,742	118,964
Securities held to maturity	14,106	14,889
Bank stocks, at cost	32,588	32,464
Total investments	163,436	166,317

Loans, net of unearned discount	1,759,297	1,781,647
Less allowance for loan losses	(26,048)	(25,711)
Net loans	1,733,249	1,755,936
Loans, held for sale	—	492
Premises and equipment, net	69,519	69,981
Other real estate owned and foreclosed assets	1,715	3,517
Goodwill	250,748	250,748
Other intangible assets, net	31,056	32,933
Other assets	33,798	39,384
Total assets	$2,345,079	$2,371,664

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$473,247	$515,299
Interest-bearing demand	738,429	732,156
Savings	71,617	71,944
Time	426,789	480,108
Total deposits	1,710,082	1,799,507
Securities sold under agreements to repurchase and federal fund purchased	36,400	23,617
Borrowings	117,227	63,715
Subordinated debentures	41,239	41,239
Interest payable and other liabilities	18,670	24,932
Total liabilities	1,923,618	1,953,010

Stockholders’ equity:
Common stock	65	64
Additional paid-in capital	618,382	617,611
Shares to be issued for deferred compensation obligations	585	573
Accumulated deficit	(92,022)	(95,196)
Accumulated other comprehensive loss	(2,572)	(1,472)
Treasury Stock	(102,977)	(102,926)
Total stockholders’ equity	421,461	418,654
Total liabilities and stockholders’ equity	$2,345,079	$2,371,664

CENTENNIAL BANK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended
	March 31, 2008	March 31, 2007
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$31,040	$39,738
Investment securities:
Taxable	615	621
Tax-exempt	893	1,412
Dividends	470	475
Federal funds sold and other	385	114
Total interest income	33,403	42,360
Interest expense:
Deposits	9,795	13,346
Federal funds purchased and repurchase agreements	137	301
Borrowings	1,029	932
Subordinated debentures	792	938
Total interest expense	11,753	15,517
Net interest income	21,650	26,843
Provision for loan losses	875	849
Net interest income, after provision for loan losses	20,775	25,994
Noninterest income:
Customer service and other fees	2,276	2,443
Gain on sale of securities	138	—
Other	101	124
Total noninterest income	2,515	2,567
Noninterest expense:
Salaries and employee benefits	9,720	10,974
Occupancy expense	2,001	2,121
Furniture and equipment	1,314	1,240
Amortization of intangible assets	1,877	2,195
Other general and administrative	3,798	4,152
Total noninterest expense	18,710	20,682
Income before income taxes	4,580	7,879
Income tax expense	1,335	2,470
Net income	$3,245	$5,409

Earnings per share–basic:	$0.06	$0.10
Earnings per share–diluted:	$0.06	$0.10

Weighted average shares outstanding-basic	50,988,229	54,792,527
Weighted average shares outstanding-diluted	51,049,525	54,902,229

Centennial Bank Holdings, Inc. and Subsidiaries

Unaudited Consolidated Average Balance Sheets

	QTD Average
	March 31, 2008	December 31, 2007	March 31, 2007
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,767,582	$1,823,363	$1,909,713
Securities	159,777	178,218	197,036
Other earning assets	41,796	19,715	3,464
Average earning assets	1,969,155	2,021,296	2,110,213
Other assets	407,384	461,056	577,336

Total average assets	$2,376,539	$2,482,352	$2,687,549

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$472,802	$487,805	$483,293
Interest-bearing deposits	1,277,606	1,391,045	1,448,340
Average deposits	1,750,408	1,878,850	1,931,633
Other interest-bearing liabilities	180,633	112,402	132,787
Other liabilities	22,958	23,220	34,661
Total average liabilities	1,953,999	2,014,472	2,099,081
Average stockholders’ equity	422,540	467,880	588,468
Total average liabilities and stockholders’ equity	$2,376,539	$2,482,352	$2,687,549

Centennial Bank Holdings, Inc.

Unaudited Credit Quality Measures

	Quarter Ended
	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$20,798	$19,309	$16,831	$35,515	$31,940
Accruing loans past due 90 days or more	1	527	9	122	323
Other real estate owned	1,715	3,517	3,401	1,385	861
Total nonperforming assets	$22,514	$23,353	$20,241	$37,022	$33,124

Nonperforming loans	$20,799	$19,836	$16,840	$35,637	$32,263
Other impaired loans	—	3,492	510	20,208	8,079
Total impaired loans	20,799	23,328	17,350	55,845	40,342
Allocated allowance for loan losses	(5,368)	(4,283)	(4,028)	(14,113)	(7,673)
Net investment in impaired loans	$15,431	$19,045	$13,322	$41,732	$32,669

Charged-off loans	$743	$1,729	$20,079	$5,473	$1,692
Recoveries	(205)	(436)	(438)	(809)	(436)
Net charge-offs	$538	$1,293	$19,641	$4,664	$1,256

Provision for loan losses	$875	$3,025	$8,026	$12,766	$849

Allowance for loan losses	$26,048	$25,711	$23,979	$35,594	$27,492

Allowance for loan losses to loans, net of unearned discount	1.48%	1.44%	1.32%	1.88%	1.46%
Allowance for loan losses to nonaccrual loans	125.24%	133.16%	142.47%	100.22%	86.07%
Allowance for loan losses to nonperforming assets	115.70%	110.10%	118.47%	96.14%	83.00%
Allowance for loan losses to nonperforming loans	125.24%	129.62%	142.39%	99.88%	85.21%

Nonperforming assets to loans, net of unearned discount, and other real estate owned	1.28%	1.31%	1.11%	1.96%	1.76%
Annualized net charge-offs to average loans	0.12%	0.28%	4.16%	0.99%	0.27%
Nonaccrual loans to loans, net of unearned discount	1.18%	1.08%	0.93%	1.88%	1.69%